Exhibit 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS, L.P. COMPLETES FINAL STEP IN THE

ACQUISITION OF THE TRANSWESTERN PIPELINE

Dallas, Texas – December 1, 2006 – Energy Transfer Partners, L.P. (NYSE:ETP) announces that it has completed the final step in its previously announced acquisition of the Transwestern Pipeline. Previously, in a transaction that closed on November 1, 2006, ETP acquired a 50% interest in CCE Holdings, LLC (CCEH). In the December 1, 2006 transaction, CCEH redeemed ETP’s 50% interest in exchange for 100% ownership of the Transwestern Pipeline. Following this final step, Transwestern Pipeline Company, LLC became a new operating subsidiary of ETP. In connection with the just completed transaction, ETP assumed $520 million of indebtedness at Transwestern Pipeline Company and received cash of approximately $55 million.

The Transwestern Pipeline is a 2,500 mile interstate natural gas pipeline system that connects supply areas in the San Juan Basin in southern Colorado and northern New Mexico, the Anadarko Basin in the Mid-continent and the Permian Basin in west Texas to markets in the Midwest, Texas, Arizona, New Mexico and California. The Transwestern Pipeline interconnects to ETP’s existing intrastate pipelines in west Texas as well as other intrastate and interstate pipelines in west Texas.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas transportation and storage operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,000 miles of intrastate pipeline in service, with an additional 600 miles of intrastate pipeline under construction, and 2,500 miles of interstate pipelines. ETP is one of the three largest retail marketers of propane in the United States, serving more than one million customers from approximately 442 customer service locations in 41 states extending from coast to coast.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner interest, 100% of the incentive distribution rights in the general partner, and approximately 36.4 million Common Units and 26.1 million Class G Units of Energy Transfer Partners, L.P.

The information contained in this press release is available on the ETP’s website at www.energytransfer.com.

Contacts:
Investor Relations:	Media Relations:
Renee Lorenz	Vicki Granado
Energy Transfer Partners, L.P.	Gittins & Granado
214-981-0700	214-361-0400